Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 07, 2013 / 02:00PM GMT

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Connie Dever Willbros Group—Director, IR

Randy Harl Willbros Group—President, CEO

Van Welch Willbros Group—CFO

CONFERENCE CALL PARTICIPANTS

Jamie Cook Credit Suisse—Analyst

Dan Mannes Avondale Partners—Analyst

Martin Malloy Johnson Rice—Analyst

Tahira Afzal KeyBanc—Analyst

Steven Fisher UBS—Analyst

Noelle Dilts Stifle—Analyst

John Rogers D.A. Davidson—Analyst

PRESENTATION

Operator

Welcome to the Willbros Group’s third quarter conference call. During today’s presentation all parties will be in a listen-only mode.

Following the presentation the conference will be open for questions. (Operator Instructions). This conference is being recorded today, November 7th, 2013. I would like to turn the conference over to Connie Dever, Director, Investor Relations. Please go ahead, ma’am.

Connie Dever—Willbros Group—Director, IR

Welcome to the Willbros Group conference call. In addition to me, today’s participants include Randy Harl, our President and Chief Executive Officer, Van Welch, our Chief Financial Officer and Mike Collier, our Vice President of Investor Relations. This conference call is being broadcast live over the Internet and is also being recorded.

An archive of the web cast will be available shortly after the call on our website Willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release. Information reported on this call speaks only as of today, November 7th, 2013, and therefore you are advised that time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements.

All statements other than statements of historical facts which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC.

The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliation and related information are in our press release, dated November 6, 2013 and on our website. Now I will turn the call over to Randy Harl, President and Chief Executive Officer of Willbros.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group—President, CEO

Thanks, Connie. Good morning, everyone and thank you for joining us today. For the third quarter of 2013, we continued to deliver sequential operating improvement and reported operating income of $10.9 million. Three of our four segments continue to generate positive operating performance very much in line with internal expectations.

Canada delivered another quarter of strong operating results, and our Utility T&D and Professional Services segments performed as expected. In our Oil & Gas segment, the regional service lines generated a $4.8 million operating improvement driven by higher quality backlog and better execution. The projects that generated losses starting in the fourth quarter of last year were completed by the end of the second quarter.

Although the regions negatively impacted the third quarter results, we did not continue to incur any significant project losses. We did experience under-utilization of resources in some offices, and we had some margin erosion on certain projects. But these projects still produced an acceptable profit. The improvement we have seen in the regions is expected to continue in the fourth quarter and into 2014.

We are focusing our resources on growing midstream pipeline and facilities as well as pipeline integrity opportunities where we can differentiate our services. As a result, we are aligning our resources and our cost structure to effectively address this market. Also, in the Oil & Gas segment, during the third quarter we began construction on the previously announced major cross-country pipeline project in Oklahoma. At September 30, this project was 18% complete and meeting plan. Earlier this year, we indicated that we had employed more selective and more stringent bidding discipline to improve the quality of our backlog.

We are now benefiting from solid contracts and higher utilization of our pipeline and facility resources, which should enable us to not only meet our 2013 objectives for these service lines, but also carry that higher utilization and better margins into next year. Since the third quarter closed, we were awarded $100 million of significant cross-country pipeline work in the Northeast. We are also highly confident that we will be awarded another approximately $100 million large diameter pipeline project in Texas by the end of the year. These projects fit our template with respect to risk and pricing, and we are confident that we will continue to benefit from our pipeline and facilities service lines.

The market is strong and growing, and we have identified the universe of additional projects that align with our calendar and resources as well as meet our financial requirements. During the third quarter, we experienced lower demand for our Oil & Gas downstream service lines. However, moving into the fourth quarter, we expect to see profitable performance from the downstream driven by increased activity from backlog associated with the fall turnaround season.

We have also brought new management into our shops and fabrication facilities and expect improving performance from those assets as well. In the Utility T&D, third quarter revenue was slightly less than the comparable quarter in 2012 as we move forward with the completion of Oncor’s CREZ Program and ramp up work for new customers in the transmission markets we serve in Texas and the surrounding states. The two remaining Oncor CREZ Projects are on schedule to be completed later this year. Our new work with Xcel Energy on the TUCO to Woodward Project is proceeding and should be complete at the end of the second quarter next year.

Canada delivered another quarter of solid operating results, generating $11.1 million of operating income or 8.9% operating margins, a substantial improvement compared to break even in the third quarter of last year. Since we have focused this business on its core markets and reinforced the management and competencies of the work team in 2011, Canada has generated five consecutive quarters of positive performance and $31.8 million in operating income.

This is the product of safe, effective execution of quality backlog resulting in customer satisfaction, opportunities for growth for both the Company and our employees and strong financial results. Canada is what good looks like. We believe Canada is on track to meet or exceed the growth and performance objectives we established; $500 million in quality revenue by 2016 and operating margins on par or better than our peers.

The Professional Services segment reported operating income of $5.6 million or 6.5% operating margin for the third quarter of 2013. Operating margins were slightly lower than the second quarter due to a higher component of procurement revenue associated with the EPC projects currently underway. Our line, locating and integrity services performed well and we continue to expand our geographic presence to offer all of our services in additional markets. After Van provides more information on our financial position, I will have some additional comments. Van?

Van Welch—Willbros Group—CFO

Thanks, Randy, and good morning to everyone. We continue to see positive trends in our consolidated results from continuing operations. Revenue has grown 7.7% year-over-year for the nine months compared to the same period of 2012.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

This revenue growth was led by Canada, where contract revenue has increased nearly $200 million for the first nine months of 2013 compared to the same period last year. Operating performance in three of our four segments has been profitable every quarter in 2013. Third quarter revenue was up 3% sequentially and operating income was up 16%, resulting in improved operating margins.

During the third quarter of 2013, we also incurred a debt extinguishment charge of $11.6 million, or $0.24 per share, related to debt refinancing and establishing our new credit facility. For the third quarter of 2013 our tax expense was $3.2 million, which is primarily related to Canadian income tax and the Texas margin tax.

We currently have a U.S. valuation allowance of $55.7 million against our tax assets. Looking forward, upon demonstrating sustainable annual taxable income, which will fully utilize our tax assets, we expect that this valuation allowance will be removed and the tax benefit will flow through to the income statement. At September 30, 2013, the Company had $20.1 million of cash and cash equivalents.

Outstanding revolver borrowings were $50.4 million with $54.6 million in letters of credit outstanding, resulting in $40.4 million remaining against our approximately $145 million of borrowing base availability. Our cash on hand as of November 6 is $54 million and operating cash flow is expected to improve in the fourth quarter of 2013. The sale of the assets of the discontinued Hawkeye operation is expected to close in 2013, but not fund until early January 2014.

At September 30, 2013, total backlog from continuing operations was flat at $1.95 billion compared to total backlog of June 30, 2013. 12-month backlog increased to $956.8 million at September 30, 2013 compared to $919 million at June 30, 2013. We booked $540.8 million of new work during the quarter.

Our 12-month backlog consists of approximately 65% time and material and unit rate work with the remainder being fixed price. Our capital budget for 2013 is $25 million, of which $10.9 million was spent and another $11.8 million appropriated during the first nine months of 2013. Amounts are expected to be funded through operating cash flows.

Now to update guidance.

Our current pipeline construction spread capacity is fully booked in the fourth quarter, and with the expected award of the highly confident work that Randy talked about, this capacity is booked into early fall of next year. As a result, we are narrowing the range of our 2013 revenue guidance from continuing operations to $2.0 billion to $2.1 billion. We also expect operating margins to improve sequentially in the fourth quarter 2013.

As a result of the delay until early January of the fundings from the sale of Hawkeye, we are adjusting our guidance for our 2013 debt reduction, which we now expect to be approximately $25 million. I will now turn the call back to Randy for additional comments. Randy?

Randy Harl—Willbros Group—President, CEO

Thanks, Van. We are making progress on delivering our five key results we presented on the last call.

One, having world-class safety performance. Two, being the employer of choice. Three, customer satisfaction and connectivity. Four, reducing our DSO. And five, generating operating income in the top tier of our peer group.

By focusing on these key results, we will drive the shareholder value that you desire and we seek. We believe our opportunities in the marketplace are strong, and we expect our 12-month backlog will continue to grow in the fourth quarter of 2013. We have much better visibility going into 2014 than we had at this time last year. For the fourth quarter, we expect positive operating results in the Oil & Gas segment.

Our pipeline and facilities services lines are fully booked for this quarter, and with the expected award of the highly confident large diameter pipeline project I mentioned earlier, our spread capacity will be booked into the early fall of next year. In our regional service lines, we are focusing our resources on growing midstream pipeline and facilities as well as pipeline integrity opportunities where we can differentiate our services. We are streamlining these operations to align our resources and our costs with this new market focus.

With higher quality backlog, improved execution and a lower cost structure, we expect further improvement in our regional service lines as we move into 2014. In Utility T&D, we have the opportunity to perform additional transmission construction work beyond our alliance agreement with Oncor and to capture additional distribution service contracts in the markets contiguous to our strong presence in Texas. We have identified more than $500 million of prospects for 2014 in these areas that fit our schedule and resources.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

We are gaining market share for utility distribution services. We recently won a master services agreement, MSA, and we are highly confident that we will have at least one more MSA signed by the end of the year. We have also bid on two other MSA’s which we do not expect to hear about until the first quarter of next year. These MSA contracts give us the opportunity to grow our business with new electric utility customers. We also remain confident that we can achieve increased margins in our transmission construction service line in addition to growing our geographic presence.

We are on track to meet or exceed our growth and performance objectives in Canada. Our plan is working, and we will continue to expand this business in a thoughtful and meaningful way.

We see upside potential for operating margins in our Professional Services segment. Again, this is a function of the amount of EPC revenue generated each quarter as the blended margins are lower than pure engineering services. We also invested in expanding our geographic presence and service lines in 2013 including integrity, line locating and land & survey, and we should benefit from this growth starting next year. Willbros is well-positioned to succeed. We have identified and adapted to changing market conditions.

We are delivering positive and consistent results in three of our four segments. In Oil & Gas, we are poised for significant improvement in our operations, and we have a full workload for pipeline, facilities and downstream work in the fourth quarter of 2013. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Thanks you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder if you would like to ask a question, (Operator Instructions). Our first question is from Jamie Cook with Credit Suisse. Please go ahead.

Jamie Cook—Credit Suisse—Analyst

Hi, good morning.

Randy Harl—Willbros Group—President, CEO

Good morning.

Jamie Cook—Credit Suisse—Analyst

Congratulations. Good progress here in the quarter on profitability. A couple questions. One, you talked about within the utility business potential, to sign a couple more MSA agreements. Can you just talk about how I should think about those MSA agreements’ profitability relative to where that business is training and how much visibility that would give you into 2014?

Also, I would like to hear your thoughts on sort of transition—I’m sorry transmission spend as the market is concerned. It has peaked. And then, I guess my other question is more on the Canada business.

The margins in the quarter were fairly good. Can you talk about how much of that do you view that as sort of anomaly, and can we think of margins improving in 2014 relative to 2013. Thanks.

Randy Harl—Willbros Group—President, CEO

Okay, Jamie. That’s a lot.

Jamie Cook—Credit Suisse—Analyst

Sorry.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group—President, CEO

There is a lot going and I am happy to talk about all of those as we are finally a lot—getting some traction in our distribution business for the first time since we have owned the business. We have the opportunity for a number of MSA’s in the distribution side. And that’s good news in that it allows us to expand with customers, where if you don’t have an MSA with them and work on their system, it is really difficult to get anything other than storm work with those customers. We have a number of crews that are already mobilizing on that contract that we announced that we have signed and we are very close to the same thing with the second one.

Those will start off with a few crews, Jamie. It is hard to quantify at this point in time what that is going to turn out to be. I would think about it in terms of $5 million to $10 million in the first year. The truth is once you are on the system, the opportunity to pick up additional work is a function of the job that you do. Our track record has been very good that we are able to grow once we get inside of the utility and start performing.

The real key here that I think you ought to be thinking about is that for the first time in a long time we are demonstrating the ability to grow that distribution business. Now, we will give you more color on that as we go forward, and really have a better handle on what those things are going to turn out to be. —I think thinking about them in $5 million to $10 million a piece is a good place to start.

Jamie Cook—Credit Suisse—Analyst

Great.

Randy Harl—Willbros Group—President, CEO

On transmission, we have thought for a long time that the market is huge and whether it is $12 billion or $14 billion or $16 billion, you know, we run a transmission construction business that is in the $200 million range. When we look at Texas and the surrounding states, we have identified more than $10 billion of new transmission projects that we think are on track to be awarded between now and the next three years, which gives us more than adequate opportunity to continue to grow our business. We have an alliance agreement with Oncor, which is going to continue on down the road. Oncor has plans, not as robust, as what we have seen with the CREZ work, but still a significant amount of work. And if you look at their capital plans that they have announced publicly, they are still quite significant.

If you take the $500 million that I talked about in my prepared remarks and add that to what Oncor has, we are very optimistic that we are going to continue to expand that business, the market, in fact, is ripe here in Texas, the surrounding states and back to the southeast, for us to grow both our transmission as well as our distribution business. I hear a lot of discussion about the transmission market peak, but we’re—our business is not that large inside of what is a huge market.

We are very optimistic about our potential there. On the Canadian question, Jamie, I think we have been consistently guiding, and you ought to think about that business about like we produced in the fourth quarter of last year in that 6% to 7% range. We actually did better than that. There is not really an anomaly. We executed well.

We have got a number of projects there that came in as planned. I think going, back to my prepared remarks and what we have talked about, we have invested a lot in Canada. We have a great team there. We’ve got systems and processes, added people. We are now working for four out of the five owners of mining operations in Canada.

The open pit side of that expand—got our sights set on expanding our business into SAG-D I think you ought to still—I would tell you to think about Canada as a 6% to 7% op income business. We have solid backlog in that business, and I expect that while there will be some variation quarter to quarter, that’s the right way to think about that. Van, anything to add to that?

Van Welch—Willbros Group—CFO

No, you hit it, Randy. As a reminder, often Q2 is probably the worst quarter associated with Canada, but at the end of the day we should be looking at those kind of margins for the year.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Jamie Cook—Credit Suisse—Analyst

Great. I appreciate the color. I will get back in queue. Thank you.

Operator

Thank you. Our next question is from the line of Dan Mannes with Avondale Partners. Go ahead.

Dan Mannes—Avondale Partners—Analyst

Thanks. Good morning, everyone.

Van Welch—Willbros Group—CFO

Good morning.

Dan Mannes—Avondale Partners—Analyst

A couple of combo questions. The first on the Oil & Gas segment. Number one, can you give us maybe a little bit more color on the attribution of the losses in the quarter between under utilization of downstream and cross-country and loss of regional? And secondly, can you talk a little bit about your competitive positioning in the northeast on the pipe side?

Randy Harl—Willbros Group—President, CEO

Yes, I think if you go through the business units we had a good Q2 in downstream, Dan. We were hopeful as we headed into the quarter. We had a full book of business in for the turnaround season booked, and we were hoping it was going to occur at the tail end of the third quarter and it just didn’t. We did experience under-utilization in the downstream somewhere in the $2 million range for that business.

Our pipeline business actually did pretty good considering we were in the start-up mode for the project we talked about. It was a little less than break even, but right at it. We are expecting that to run on to the end of the quarter and be quite successful in Q4 and going forward. And given the full book of business that I have talked about here, and—remember what highly confident means, that the customer has told us we are going to get the work.

We have been well down the road and executing a contract. That’s what highly confident means. Looking into next year, we think we have now turned the corner in being patient.

We went through the bidding season this year in managing our business. We and our investors are now about to see the reward associated with that. That looks really good.

The facilities business was a little less than break-even. If you go back in history and look at Q1 and Q2 we didn’t have much work. We filled up the backlog we announced in Q2 that we were fully booked and that was true going into Q3.

We have the normal ups and swings and roundabouts that you have in any contracts kind of business. We think that is going to—for the back half of the year, we are going to make our numbers for facilities. We will see that come through and look pretty good.

That kind of brings me to the regions. The regions was—I think we told you pretty clearly all that we know about that. We said we had some bad projects we identified in the fourth quarter.

It took us the fourth quarter, Q1 and Q2 to work through those. And in fact, we did finish those in Q2. So we didn’t have much bleed over into Q3 from those projects. We put that chapter behind us.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Be we also said we spent a lot of time looking at where we have been successful, where we haven’t, trying to figure out the right size, the right amount of equipment and people that we need in each of these regional offices. What kind of work that we need to focus on and we look at where we have made money, it has been in the midstream, the larger projects there, looking as an example, twenty miles of sixteen inch and ten miles of twenty four inch.

Smaller projects, but larger than where we have to compete with the mom and pops on. That’s been a good business for us. We have demonstrated solid profitability there. That’s where we are moving to.

But as we have moved there it has taken awhile to get the bidding focused and get enough contracts in hand for us to cover the nut with regard to the amount of overhead and G&A, we have to have for the business there. And so that’s what led to the under-utilization. We got much better backlog than we have had in the past.

We have seen some margin erosion. That’s not losses. The profits just didn’t do quite as well as we thought they would perform as we got started into the quarter. We reported that we had been profitable in June and the same thing continuing into July.

That’s true, but the margin erosion that we experienced and the under-utilization really hit us as we moved into September. That’s really what led to the lack of profitability that we had in the region. Van?

Van Welch—Willbros Group—CFO

Yeah, I think just to give you a little color, Dan, if you look at the top line, if you are looking between Q2 and Q3, it looks like there is not a whole lot going on, but there is. The pipeline and facilities space that revenue grew. We mentioned the construction—the pipeline project that we started on in Q3.

That actually improved sequentially, and we expect that to improve even more when we get into Q4 in that pipeline space. On the other hand, the regional side of the business that we start looking harder at those jobs being selective in what we bid, the regional delivery revenue decreased and the downstream business decreased sequentially in Q2 to Q3.

We are expecting that downstream business to improve in Q4, as Randy said in his prepared remarks, with the turnaround season in Q4. And again, we are expecting the pipeline side to really pick up in Q4 as well.

Dan Mannes—Avondale Partners—Analyst

Okay. I’m sorry. The second part of that question was your competitive position in the northeast and then my final question since I am giving you combination questions is that—trying to get out a lot in a short period of time. If you can give us an update on the delay in the sale of Hawkeye and any losses incurred in the quarter, and then I’m done.

Randy Harl—Willbros Group—President, CEO

Our competitive position in the northeast has been pretty strong, Dan. We have a good track record there in terms of the numbers of bids that we turn in versus the ones that we win. So we feel pretty strong about our position in the northeast, particularly in Ohio. Van?

Van Welch—Willbros Group—CFO

On the—on your Hawkeye question, Dan, disco did record a significant loss in the quarter. Most of that is associated with the MPRP project. We did take another $10 million loss provision associated with that project. Mostly around extension of schedule.

We are now looking to complete the structures on that project sometime in March with completing wire pull in the June kind of time frame. So $10 million of that particular loss is associated with MPRP. We did take another about $1.3 million hit associated around the anticipated impairment, around the sale of the business. And then the remainder is the losses associated with other Hawkeye-related businesses.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

So that brings us up to the total. In terms of the Hawkeye sale, we are very far down the road. This—As we announced, we are looking to sell this business to a foreign-based company. With that, we have to obtain government approval. We believe that is imminent.

And we see no other outstanding items associated around completing that particular sale. Now, we will retain a few assets associated with Hawkeye. We also will retain the MPRP project and complete that project, but we will also retain the claim associated around that MPRP project, which right now we are evaluating—we are valuing at about $43 million.

And we are constantly looking at that claim for potential increases, too. But right now it is about $43 million that we are valuing that claim.

Dan Mannes—Avondale Partners—Analyst

Great, thanks for all that color.

Operator

Thank you. And our next question is from the line of Martin Malloy with Johnson Rice. Please go ahead.

Martin Malloy—Johnson Rice—Analyst

Good morning.

Randy Harl—Willbros Group—President, CEO

Morning, Marty.

Martin Malloy—Johnson Rice—Analyst

Could you talk about the margin progression, how we should think about that going forward in the Utility T&D business as you win additional non-MSA work, where it can get to, maybe, as an exit rate for next year or over the next couple quarters?

Randy Harl—Willbros Group—President, CEO

Yeah, I think, Marty, the—if you look at our public competitors, we expect that as we bid work outside of the alliance agreement we have with Oncor, that we are going to move up to the middle of the pack with regard to those guys. Looking at where we have been, you know, we had a really good second quarter in that business and trying to move—we demonstrated we can move in that direction. I think that’s the right way to think about it.

The distribution side is going to be less than that. So I think that the margins we produced historically in the business is the way to think about what we ought to be looking at in the distribution side of the business as we go forward.

Martin Malloy—Johnson Rice—Analyst

And then could you talk about your liquidity situation, the guidance for this year, and you used a lot of cash during this quarter. Can you talk about what you forecast for working capital usage going forward and when we should start to see improvement?

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Van Welch—Willbros Group—CFO

Marty, if you looked at Q3, as you know, it’s a point in time, often and as happened in this particular Q3, a lot of cash receipts don’t seem to come in as planned. That did impact our operating cash flow with those accounts receivable not declining or being received as we thought.

That’s why I particularly mentioned the cash balance that we had in November. We were up above $50 million right now with cash on hand, at the same borrowing I mentioned in the prepared remarks.

We are spending a lot of time on DSO. It is one of our key results that we are going to be focused on . I can tell you that every business unit in every segment is focused on DSO. And I’m looking—the DSO is around 79 days at the end of September. I am looking for dramatic improvement, expecting for dramatic improvement on that DSO as we get to the end of the year. That is going to throw off what I believe to be operating cash flow. Now, on the debt reduction, just a few comments on that.

I did adjust that down to $25 million. Some of that was associated around the Hawkeye sale not funding until early January. We will use those proceeds to pay down debt. The other thing that I’m taking into consideration is the increased revenue that we are going to have associated with the pipeline space.

I have got that factored in, in terms of possible working capital needs associated with those new projects and that increase in revenue, particularly in the pipeline space. Strategically, we are still committed to pay down debt. We are still looking to make that one of our key strategic initiatives as we go into 2014.

Martin Malloy—Johnson Rice—Analyst

Thank you.

Operator

Thank you. And our next question is from the line of Tahira Afzal with KeyBanc. Please go ahead.

Tahira Afzal—KeyBanc—Analyst

Good morning, folks, and congratulations on a good quarter.

Randy Harl—Willbros Group—President, CEO

Thank you.

Tahira Afzal—KeyBanc—Analyst

I guess my first question is, if I look at your fourth quarter implied revenue run rate around $600 million or so , and really straight line that to 2014 to have a bit of seasonality in the first quarter, I get to around $2.2, $2.3 billion or so.

You know, you have indicated that embedded in that would be a full pipeline business in the sands. If you look up close at, let’s say, a $2.3 billion mark, would it be more driven by the utility side? Is that where we see the most top-line opportunity for yourselves?

Van Welch—Willbros Group—CFO

You have hit on all of the key points. We certainly are looking at Q4 being based on the guidance that we have updated. That Q4 is going to be a very nice quarter for us in terms of revenue growth. We are really not prepared to take any look forward into 2014 in terms of updating that guidance.

We are going to do that in the Q4 call. But you are hitting on the relevant points in the pipeline business, a lot more visibility, much greater visibility as we go into 2014 than what we had going into 2013. That visibility is going to do well for us in terms of the Oil & Gas segment.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group—President, CEO

And also think to too to comment on the electric utility side of it, we have booked a good deal of the work that we need to replace the CREZ opportunities, Tahira, and have identified the other ones that we are going to pursue this year. We have demonstrated a good track record to be able to go out there and competitively participate in tenders and win those tenders. So we’re looking—We think that we will see some high growth inside of that UTD business based on the combination of those transmission projects that we see, and our confidence in winning these additional MSA work.

Canada, we think, is going to continue to grow and to produce good, solid performance. As we go into 2014 we feel really good. We are beginning to get traction in our Professional Services business, both with engineering and upstream and downstream driven by just what is going on in the market.

We think the petrochemical expansion that we are seeing on the Gulf Coast, as well as a continuation of the midstream market, bodes very well for our engineering businesses. And then, we have been investing for some time in a number of different pieces of our integrity business, and we expect that to start to kick in in a bigger way as we get into 2014. Both in Oil & Gas as well as in our Professional Services business.

So the visibility that I spoke about is really based on good, solid opportunities that we see out there for the business. As Van said, you have nailed it pretty close to how we see it.

Tahira Afzal—KeyBanc—Analyst

Thanks. And this is a follow-up question, if I look at pricing, we know that the labor costs in some of your regions are going up.

Are you seeing the ability to at least get better terms in terms of risk where labor inflation is concerned? Because, clearly, as we look at 2014, the margin improvement is such an important driver for yourself and would love to get a little more comfortable around that.

Randy Harl—Willbros Group—President, CEO

You know, Tahira, you know, we would anticipate, especially in the downstream part of our business that we would start to see an easing in the terms and conditions. What I would say about—but it hasn’t happened yet.

I think there is an awful lot of anticipation of tightening resources as all of these projects start to happen along the Gulf Coast. And the rest of our business, we are able to keep up with the escalation we are seeing in labor, both in UTD as well as in the pipeline construction business. But we are not seeing a return to cost reimbursable work in that space like we have seen, say, in 2008 and 2009.

It has been—it is the competitive nature of it. It is pretty much the same for everyone, I think, but at this point we have been able to anticipate and bake into our bids those costs that we see out there, and so far that has worked out pretty well for us, and it really affects the whole industry. I don’t really see much change in the landscape, at least in 2014.

Tahira Afzal—KeyBanc—Analyst

Thank you very much.

Operator

Thank you. Our next question is from the line of Steven Fisher with UBS. Please go ahead.

Steven Fisher—UBS—Analyst

Great. Thanks a lot. It sounds like you got $200 million pipeline awards, with a better risk profile. Just wondering how the risks are different from that Red River pipeline job that was problematic, and what is driving the ability to get to those better terms?

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group—President, CEO

For one thing the location of the job in Texas is a lot different. Some of those risks that we had to take there were less. The contract terms turn out to be a bit more favorable for us. And our ability to get better terms on the unknowns like rock, which is where we ran into issues on the Red River project, are different.

And so, different customers have different contracting terms. We have had another almost two years, 18 months since we contracted for that Red River job, and things have changed a bit in the industry and caused the contract terms to ease a little bit, Steven.

We feel we employed the strategy of being diligent and patient as we moved into this year, making sure that we identified the risks that we had to take, priced those into the projects and either contract out of them or put money in our bids. And so, we are not going to accept those terms and conditions that give us risks that we can’t price into our bids.

I think the learning from Red River is that, really, while we thought it was a pretty good job, and it was, going into it, because the terms and conditions and the risks that we had to take turned out that it wasn’t so good in the final analysis. We have baked that experience into the contracting process and into those contracts that we talked about. I think we haven’t taken those kinds of risks in either one of these contracts.

Steven Fisher—UBS—Analyst

That’s good to hear. And then, Randy, you mentioned some streamlining of costs. Does that include the Utility T&D business, and can you get the segment back to those historical margins you mentioned in your earlier question without some cost restructuring?

Randy Harl—Willbros Group—President, CEO

I’m sorry, Steven, I missed the first part of that question. You are a little bit muffled here.

Steven Fisher—UBS—Analyst

Yeah, I’m sorry for the feedback. Maybe I can just go off the headset here.

I don’t know if this is any better. You mentioned some streamlining of costs, and I was wondering if that included some action you plan to take in the Utility T&D business. I’m wondering if you can get back to those historical margins without doing some cost restructuring.

Randy Harl—Willbros Group—President, CEO

I got you. The streamlining of cost in the regions is really around getting focused on what we see as the best opportunities out there, Steven. And so we have hundreds of contracts and projects that we have executed in the regions.

The stream line of cost is associated with getting to the things where we have done the best. When we look at the universe of opportunities we have out there, you know, it is a lot less than the total. We continue to size our offices, and what that really means is, how much equipment and how many people you have and what is your capacity to estimate and do the work to fit a more limited universe of projects out there.

As we have gone through the year, we have gotten quite diligent and focused on what we estimate the kinds of projects that we go after and we make sure that we bid the cost that we see and the risk that we see into those projects.

As so, as we have headed—got into Q3, we were continuing to right size those offices and I think you are going to see the benefit of that going into Q4 and going forward. So we are well—we have a good model for what we want to do in each of those offices. On the UTD side, I think that what you see is that we are going to benefit from bidding for transmission projects that are for customers outside our agreement with Oncor.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

To have an alliance agreement, we will give some discounts to that customer to do an awful lot of their work.

As we get out in the market outside of the alliance agreement, then our margins will be driven by what the market allows. And what we are seeing so far is along the lines of the guidance that I gave a little bit earlier that we are going to move those margins back toward what we did in Q2 and what you see done by our public competitors.

And that is going to be different between distribution and transmission, but the blend of that is something like what we were able to generate in quarters prior to Q2 in the distribution side, and then looking at what we tried to get back in Q2 for the whole of it. But it is not—it is not really associated with streamlining inside of the UTD business. We are actually growing that business. We are having to develop new locations and invest in bringing in more equipment, getting more crews and those kinds of things. All of that is baked into the cost of each one of those new MSA’s or contracts that we might go after.

Steven Fisher—UBS—Analyst

Okay. That’s very helpful. Thanks.

Operator

Thank you. Our next question is from Noelle Dilts with Stifel. Please go ahead.

Noelle Dilts—Stifle—Analyst

Hi, good morning.

Randy Harl—Willbros Group—President, CEO

Good morning, Noel.

Noelle Dilts—Stifle—Analyst

So, just looking a little bit more into the regional delivery business in the fourth quarter, it seems like there are some moving parts. I mean, weather tends to be a little bit less favorable. I think you have some costs coming out that you have already—cost reductions you have already implemented, and then some further cost reductions. Can you talk a little more specifically about where you think that business will operate in terms of profitability in the fourth quarter, given that a lot of this underutilization really started to emerge late in the third?

Randy Harl—Willbros Group—President, CEO

Well, if you go back historically, the last Q4 we had a very good quarter in the regional business. Outside of the projects that lost. So we saw a pretty good performance in that business if you take out a couple of projects that were big losers, we don’t have those.

As we hit it into this year, we were thinking that that business will be break-even to a 2% or 3% operating income business. Our target for Q4 , Noelle, is to get it back to break even. I think we have a good chance to be able to do that. We saw some glimmers of that that we reported in June and July.

And we continue to focus and improve that business. I think that for the regional business, trying to get back to break even for Q4 is a good target. What I think going forward \, you know, that business is construction, maintenance kind of business.

We have earned in that business a 1% to 3% op income. We think we can do better than that.

The way to think about that business, once we get it on track and are able to hit our stride with integrity in these midstream opportunities, you know, we ought to be a 3% to 5% op income business over some period of time. So it is a business that is worth being in.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

We have invested a lot in it the when we look at the opportunities that are out there. And we look at drilling that is going to continue to be robust. When we look at the integrity business that the regs have been slower to become law than we thought, but we have exactly the right footprint to take advantage of supporting the producers and the midstream guys as we move forward.

So we are in the right places. I think that we have invested in learning what parts of the market are best for us, but I think we are still convinced that this is a 3% to 5% operating margin business once we get it really hitting on all cylinders. And we expect that to happen during the course of 2014.

Noelle Dilts—Stifle—Analyst

Okay. Thanks, that was helpful. And then with the restructuring, are you incurring or did you incur any notable restructuring costs associated with rightsizing that business in the third quarter and fourth quarter?

Van Welch—Willbros Group— CFO

We didn’t in Q3, Noelle, nor do we expect any significant costs in Q4.

Noelle Dilts—Stifle—Analyst

And then, finally, bookings in Oil & Gas were solid in the quarter. Can you talk a little bit about what you saw by business line, and then if you could talk about geographically if you are seeing any pockets of particular strings?

Van Welch—Willbros Group—CFO

If you look at the Oil & Gas sequentially, if you look June to September, the pipeline and facility business did get an uptick with the project that is now underway, that was mentioned, was the biggest driver of that.

The regional delivery business, again, as you would expect with our certainly looking at businesses and jobs that we can go forward with and make profit,—that backlog was down. The downstream business sequentially actually had a pretty nice uptick as well. That up-tick is associated around the turnarounds that we are anticipating to complete in Q4, and was basically the driver of what Randy’s comments were about the improvement on the downstream business in Q4.

Noelle Dilts—Stifle—Analyst

Great. Thanks.

Operator

Thank you. And our next question is from the line of John Rogers with D.A. Davidson. Please go ahead.

John Rogers—D.A. Davidson—Analyst

Hi, good morning.

Randy Harl—Willbros Group—President, CEO

Good morning, John.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

John Rogers—D.A. Davidson—Analyst

Just a couple of things I wanted to follow-up on. In terms of the pipeline business, Randy, so these projects, the $200 million projects are fixed price projects and I wanted to get your thoughts on where we are in terms of margin recovery in this market and when we will see the historical margins we saw years ago. Is that a 2015, 2016? Where is the market in terms of capacity utilization and what are the opportunities there?

Randy Harl—Willbros Group—President, CEO

You know, John, the market is what it is in terms of competition. Your ability to make profit in the market that we have had and what we see is really a function of being diligent and picking your spots in terms of what projects you bid on. We have suffered a bit in the first half of this year by being patient, but I think we have waited for projects that our assets, capabilities, project management align well with.

We have bid all year at rates that took into account the risks that we had to take as well as our ability to execute the work. So what we have in backlog now isn’t—these projects are all lump sum or they are unit priced or a combination of the two. And you have to be good at understanding what your costs are, and I think what we have done is really worked hard to understand those costs and we have got a good track record of being able to do that.

We have had very few projects in our large diameter or our mainline pipeline construction projects that didn’t perform pretty close to what we thought. I don’t think that we are going to see much change from a competitive landscape out there next year or the year after. The pipe size has come down.

The length of some of these midstream pipelines is quite long. That leads to a little more complexity in them. But we don’t see anything in the marketplace that says that is going to change.

In Canada that may change a bit, but in the U.S. we think this midstream piece of it with an occasional larger gas pipeline is going to kind of be the norm. What do I think on the margin size? I think we are there, John, and you ought to see us return to those levels of profitability in the pipeline market that we experienced into 2008 and 2009 as we move into the fourth quarter and into the first quarter of next year.

John Rogers—D.A. Davidson—Analyst

And given that you’re sold out into 2014 pretty well, do you stay on the sidelines now in terms of bidding activity and we get the next uptick second half of next year, or how does that work?

Randy Harl—Willbros Group—President, CEO

I think, John, our experience last year—

John Rogers—D.A. Davidson—Analyst

or do you add capacity?

Randy Harl—Willbros Group—President, CEO

We ended up taking on a little more than we should have and so we ended up with a couple of projects that performed real well and a couple that didn’t. The average of that was still okay. Our goal now is to make sure they all are in the good side.

So we have spread today and the big project we have in Oklahoma is a classic big spread. The other projects we, we still have 300, 400 people working on them. They are pretty good size, but they are a little different than what we have had in the past. When we talk about spread capacity, I think the way to think about that is we have three to four, depending on what kind of work is out there in front of us.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

And so we are going to be very diligent as we bid additional work to make sure that we have the right people starting with the right project management and the right spread man and the right people to do the work and we’ve got the estimating capacity to—to nail down the risks that we need to take. So the way to think about it is that we will be looking at how we fill in around what is a good, solid base log of work. We still have some capacity, depending on the timing.

And as we finish the project in Oklahoma, the project we talked about this morning lines up very nicely with that. We have—it is a large project like the one in Oklahoma, and so we will fill in around that with some smaller projects. So there is opportunity for revenue expansion, and we are going to make very sure that we have opportunity for more margin as we add those things around that.

So the way I am looking at it is, that what we have very soon to be backlog, we have a very high probability of those margins that I talked about before, and we are going to be very careful to make sure anything we put with that is additive, and the way we are thinking about it, John, still this combination of what we do in the mainline pipeline construction business and how the regional business and the integrity business fit around that.

We now have a couple of years’ experience looking at how all of that works together, and I think we are about to hit our stride in making all of that happen, and we look up and we still got with the combination of those $500 million to $600 million a year of revenue that flows out of pipeline construction even though there is quite a different in how we get that done.

John Rogers—D.A. Davidson—Analyst

Okay. And sorry, Randy, just to be clear, on the Oil & Gas side, I mean you are targeting margins there, what, in the mid-single digits over the next couple years?

Randy Harl—Willbros Group—President, CEO

I think in the pipeline piece of that, John, you know, looking at it, that’s the way to look at that. The facilities business is also, maybe a little less, but in that range. And I talked about the regions business where that is a business where we had to start over and reboot.

But I think it grows up during the course of this year to be that 3% to 5% kind of business, and then downstream, which is hurt us in the past and we are expecting to get back to profitability, as Van pointed out, in Q4 and for us to now start to because the market winds are at our back in downstream and we now look at profitability in the op income line in 2014.

John Rogers—D.A. Davidson—Analyst

Okay. All right. Thank you. And, sorry, one more if I could. Van, Hawkeye you’re expecting closing in Q1?

Van Welch—Willbros Group—CFO

No. No, we anticipate that we’re going to receive that government approval that I was mentioning earlier. We anticipate we are going to close in Q4. And we will fund in early January.

John Rogers—D.A. Davidson—Analyst

So That’s the gap in terms of debt reduction. Thank you.

Randy Harl—Willbros Group—President, CEO

Thanks, John.

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NOVEMBER 07, 2013 / 02:00PM GMT, WG - Q3 2013 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. And I am showing no further questions. Ladies and gentlemen this does conclude our conference for today. We thank you for your participation. You may now disconnect.

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